News > Smith-Midland > Financial > Contract Awards
January 19, 2009

SMC Announces a New Inauguration Barrier Contract Award for 2009

MIDLAND, Va. – Smith-Midland Corporation (OTCBB and Boston Stock Exchange: SMID) was awarded the contract for the setting and removal of approximately 18,000 feet of J-J Hooks ® concrete safety barrier, in Washington, D.C., during the January 2009 inauguration of President Elect Barrack Obama.  Smith-Midland has had the honor of providing these services since the 1981 Presidential inauguration.

As of December 30, 2008 the Company's production backlog was approximately $14.1 million, which excludes an executed Letter of Intent for approximately $8.8 million for the production of SoftSound™ soundwall panels in the state of Maryland.  The project is scheduled to begin in the second half of 2009.

“Smith-Midland is in an enviable position within the construction industry to have a significant backlog of projects for 2009, while the industry as a whole is in a strong downturn,” said Chairman and CEO Rodney I. Smith.  “During the first nine months of 2008, the Company was faced with significant increases in direct materials and fuel costs; however, these costs declined significantly during the 4th Quarter of 2008 and we believe this decline will have a positive affect on 2009 profits.”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com.  The “Investor Relations” area will include the Company’s Form 10-K.

Media Inquiries:
Nancy Kemble
kernan1@prodigy.net
Sales Inquiries:
info@smithmidland.com